EXHIBIT 4.1
THIRD SUPPLEMENTAL INDENTURE
This Third Supplemental Indenture, dated as of May 7, 2020 (this “Third Supplemental Indenture”), is entered into by and among Rayonier Inc., a North Carolina corporation (the “Company”), the Guarantors party hereto, Rayonier, L.P., a Delaware limited partnership (the “Successor Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).
RECITALS OF THE COMPANY AND THE PARENT
WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of March 5, 2012 (the “Base Indenture”), providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series;
WHEREAS, the Company, the subsidiaries of the Company party thereto as Guarantors (the “Initial Guarantors”) and the Trustee have heretofore executed and delivered the First Supplemental Indenture, dated as of March 5, 2012 (the “First Supplemental Indenture”), providing for the issuance of a series of debt securities under the Indenture designated as the 3.750% Senior Notes due 2022 (the “Notes”) and making the Initial Guarantors party to the Indenture as Guarantors;
WHEREAS, the Company, the subsidiaries of the Company party thereto as Guarantors and the Trustee have heretofore executed and delivered that certain Second Supplemental Indenture, dated as of October 11, 2012 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), releasing certain Initial Guarantors pursuant to the terms of the Indenture;
WHEREAS, on January 14, 2020, Company, the Successor Company and certain of its subsidiaries entered into an Agreement and Plan of Merger (as amended, modified, supplemented or amended from time to time, the “Merger Agreement”) with Pope Resources, a Delaware limited partnership (“Pope”), and its general partners, Pope MGP, Inc., a Delaware corporation (“MGP”), and Pope EGP, Inc., a Delaware corporation (“EGP”), pursuant to which the Company acquired (a) all of the issued and outstanding shares of Pope through a merger of Pope and a wholly owned subsidiary of the Successor Company and (b) all of the issued and outstanding shares of MGP and EGP through a merger of those entities and wholly owned subsidiaries of the Company;
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, on May 7, 2020, the Company will effect certain restructuring transactions pursuant to which the Company will transfer all or substantially all of its assets to the Successor Company (the “Restructuring Transactions”);
WHEREAS, pursuant to Article X of the Indenture, the Successor Company as successor to the Company in connection with the transfer of all or substantially all of the assets of the Company to the Successor Company, is hereby expressly assuming pursuant to this Supplemental Indenture all of the obligations of the Company under the Indenture and the Debt Securities according to their tenor;

WHEREAS, Section 9.1 of the Indenture provides, among other things, that the Company, the Successor Company and the Trustee may enter into an Indenture or Indentures supplemental thereto without the consent of any Holder of a Note to: (a) evidence the succession pursuant to Article X of the Indenture of the Successor Company to the Company and the assumption of the Successor Company of the covenants, agreements and obligations of the Company in the Indenture and in the Debt Securities, including, without limitation, the Notes, (b) add Guarantors with respect to any or all of the Debt Securities or (c) make any change that does not adversely affect the legal rights hereunder of any Holder of the Debt Securities;
WHEREAS, the terms hereof provide for (a) the assumption by the Successor Company of the covenants, agreements and obligations of the Company under Section 10.1 of the Indenture, and (b) the Company to be an additional Guarantor of the Notes, both of which do not adversely affect the legal rights of any Holders of the Notes;
WHEREAS, pursuant to Section 9.1(g) of the Indenture, the Company has agreed to fully and unconditionally guarantee the Successor Company’s obligations under the Indenture and the Notes;
WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Indenture; and
WHEREAS, the execution and delivery of this Third Supplemental Indenture has been duly authorized by the parties hereto, and all other acts and requirements necessary to make this Third Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Guarantors party hereto, the Successor Company and the Trustee covenant and agree with each other, for the benefit of the respective Holders from time to time of the Debt Securities or any series thereof, as follows:
Section 1.Definitions.
As used in this Third Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular Section hereof.
Section 2.Amendments to the Indenture.
(a)Section 1.1 of the Indenture is amended to replace the definitions of “Guarantors” and add the new defined terms “Parent” and “Parent Guarantor” in their proper alphabetical locations as follows:
“Guarantors” means, with respect to any series of Debt Securities, any Parent, Subsidiary or Affiliate of the Company who may execute a supplement hereto for the purpose of providing a Guarantee of Debt Securities of such series pursuant to this Indenture until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Guarantors” shall mean such successor Person; provided that any such Guarantor shall cease to be a Guarantor with respect to such series of Debt Securities if its Guarantee is released in accordance with this Indenture or the terms of such series of Debt Securities. References herein to Guarantors, as they relate to a particular series of Debt Securities, refer only to Guarantors that have provided a Guarantee with respect to such series of Debt Securities, and not to any other series of Debt Securities. If a series of Debt Securities does not have any Guarantors, all references in this Indenture to Guarantors shall have no effect and shall be ignored with respect to such Debt Securities.
“Parent” means Rayonier Inc., a North Carolina corporation, and its successors, in each case together with each direct or indirect Subsidiary of Parent that beneficially owns any Equity Interests of the Company.
“Parent Guarantor” means Rayonier Inc., a North Carolina corporation, and any of its successors which expressly assume the Guarantee of Parent.
(b)Section 14.4(a)(i) of the Indenture is amended by deleting the words “or (E)” and replacing them with the words “(E) in the case of the Parent Guarantor’s Guarantee only, the Company ceases for any reason to be a Subsidiary or (F)”.
Section 3.Assumption by Successor Company; Parent Guaranty
(a)Pursuant to and in accordance with Section 10.1 of the Indenture, the Successor Company hereby expressly assumes all the obligations of the Company under the Indenture and the Debt Securities according to their tenor, including, without limitation, the Notes,
(b)Pursuant to and in accordance with Section 10.2 of the Indenture, the Successor Company hereby succeeds to and is substituted for the Company with the same effect as if the Successor Company had been named in the Base Indenture as the respective party to the Indenture.
(c)The Company, as primary obligor and not merely as surety, hereby irrevocably, unconditionally guarantees, jointly and severally with each other Guarantor, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the full and punctual payment when due, whether at Maturity, by redemption, acceleration or otherwise, of the obligations of the Successor Company under the Notes and the other guaranteed obligations of the Successor Company on the terms set forth in, and subject to the limitations and release provisions in, Article X of the Indenture. The terms of each Guarantee are more fully set forth in Article XIV of the Indenture and the Company agrees to be bound by the terms thereof.
Section 4.Miscellaneous.
(a)Ratification of Indenture. All the provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Third Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

(b)Headings. The headings of the Sections of this Third Supplemental Indenture are inserted for convenience of information and reference and shall not be deemed to be a part thereof.
(c)Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
(d)Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Third Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.
(e)Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by the Company and the Successor Company shall bind their respective successors and assigns, whether so expressed or not.
(f)Separability. In case any one or more of the provisions contained the Indenture or this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture or this Third Supplemental Indenture, but the Indenture or this Third Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
(g)Benefits of Third Supplemental Indenture. Nothing in this Third Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy, or claim under this Third Supplemental Indenture.
(h)Trustee Not Responsible for Recitals. The recitals and statements herein contained are made by the Company and the Parent and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.
(i)Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
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IN WITNESS WHEREOF, parties have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

Rayonier INC., as Company and Guarantor

By:	/s/ Mark Bridwell
Name: Mark Bridwell
Title: Vice President, General Counsel and Corporate Secretary

RAYONIER, L.P., as Successor Company

By:	/s/ Mark Bridwell
Name: Mark Bridwell
Title: Vice President

Rayonier TRS HOLDINGS INC., as Guarantor

By:	/s/ Mark Bridwell
Name: Mark Bridwell
Title: Vice President

Rayonier OPERATING COMPANY LLC, as Guarantor

By:	/s/ Mark Bridwell
Name: Mark Bridwell
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Mitchell L. Brumwell
Name: Mitchell L. Brumwell
Title: Vice President
[Signature Page to Supplemental Indenture]